UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

TEAM, INC.

(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

200 Hermann Drive

Alvin, Texas 77511

(Address of Principal Executive Offices and Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.30 per share	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act: None

Securities Act registration statement file number to which this form relates: Not Applicable

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A relates to the registration of common stock, par value $0.30 per share (the “Common Stock”), of Team, Inc., a Delaware corporation (the “Company” or “Team”), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the listing of the Common Stock on the New York Stock Exchange (“NYSE”). The Common Stock was previously registered pursuant to Section 12(b) of the Exchange Act by the registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2006 (File No. 001-08604). The Common Stock is presently quoted on the NASDAQ Global Select Market (“NASDAQ”). Upon the commencement of trading of the Common Stock on the NYSE, the Company will voluntarily withdraw the listing of the Common Stock on NASDAQ.

The description of material terms of the Common Stock set forth below is subject to, and qualified in its entirety by reference to, the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), the Company’s bylaws (“Bylaws”) and the General Corporation Law of the State of Delaware (“DGCL”).

General

The Company’s authorized capital stock consists of 30,000,000 shares of Common Stock, of which 19,608,276 were outstanding as of September 30, 2011, and 500,000 shares of preferred stock, par value $100.00 per share (the “Preferred Stock”), none of which is outstanding. The board of directors (the “Board”) may from time to time issue shares of Preferred Stock in one or more series, with such powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be determined by the Board.

Common Stock

Team’s Bylaws provide that the annual meeting of stockholders shall be held on such date and at such time as the Board shall fix and set forth in the written or printed notice of the meeting (to be delivered not less than ten (10) days nor more than sixty (60) days before the date of the meeting), which date shall be held within six months after the last day of the Company’s fiscal year or as soon thereafter as practicable.

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as required by law, holders of Common Stock vote together as one class. Stockholders do not have cumulative voting rights with respect to the election of directors.

The Company reserves the right to amend, alter, change or repeal any provision contained in its Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; provided, however, that any such action requires the affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Company then entitled to vote in an election of directors, voting together as a single class. Team’s Bylaws may be adopted, amended or repealed by an affirmative vote of at least two-thirds of the holders of all of the shares of the stock of the Company then entitled to vote in an election of directors, voting together as a single class, or by approval of a majority of the Board.

After adequate provision has been made for payment of full dividends on all shares of Preferred Stock that may be outstanding from time to time the Board may declare such further dividends as are permitted by law, and the Board shall have the absolute discretion of fixing the fashion in which holders of shares of

Preferred Stock and holders of shares of Common Stock shall participate in such further dividends, with provision being made for one class participating more fully than the other or to the total exclusion of the other.

In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share, on a pro rata basis, any assets or funds remaining after payment in full of all creditors and holders of Preferred Stock; however, a consolidation, merger or other reorganization of the Company with any other corporation(s) or a sale for all or substantially all of the assets of the Company shall not be considered a dissolution, liquidation or winding up of the Company.

Holders of Common Stock have no preemptive, subscription, redemption or conversion rights and have no right to convert their Common Stock into any other securities. There are no sinking fund provisions for or applicable to the Common Stock and all of the outstanding shares of Common Stock are fully paid and nonassessable.

The transfer agent and registrar for the Common Stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Item 2.	Exhibits.

The exhibits filed herewith are set forth on the Exhibit Index and are hereby incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Team, Inc. (Registrant)

Date: December 22, 2011	By:	/s/ André C. Bouchard
André C. Bouchard
Senior Vice President – Administration, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Team, Inc. (incorporated by reference to Appendix B to the Team Inc.’s Definitive Notice and Proxy Statement filed on August 26, 2011, File No. 001-08604).

3.2	Bylaws of Team, Inc. ( incorporated by reference to Appendix C to the Registrant’s Definitive Notice and Proxy Statement filed on August 26, 2011, File No. 001-08604).